Exhibit (h)(17)

FIFTH AMENDMENT TO THE AMENDED AND RESTATED

STONE RIDGE TRUST

TRANSFER AGENT SERVICING AGREEMENT

THIS FIFTH AMENDMENT (the “Amendment”), is effective as of as of July 1, 2024 (the “Effective Date”), to the Amended and Restated Transfer Agent Servicing Agreement dated October 30, 2017, as amended (the “Agreement”), by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series other than those series that operate as exchange-traded funds (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to remove the Stone Ridge U.S. Hedged Equity Fund due to its liquidation;

WHEREAS, the parties desire to amend Exhibit C of the Agreement to update fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibits A and C of the Agreement are hereby superseded and replaced with Exhibits A and C attached hereto, respectively.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

STONE RIDGE TRUST

By: /s/Leson Lee
Name: Leson Lee
Title: Assistant Treasurer
Date: September 16, 2024

U.S. BANCORP FUND SERVICES, LLC

By: /s/Gregory Farley
Name: Gregory Farley
Title: Sr. Vice President
Date: September 16, 2024

Exhibit A to the Amended and Restated Transfer Agent Servicing Agreement – Stone Ridge Trust

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge Diversified Alternatives Fund